Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Announces Closing of Acquisition of Business of MVP Laboratories, Inc.

TEANECK, N.J., January 25, 2016 (GLOBE NEWSWIRE) – Phibro Animal Health Corporation (“Phibro”) (NASDAQ:PAHC) today announced it has completed its purchase of the assets of MVP Laboratories, Inc. (“MVP”), a developer, manufacturer and marketer of livestock vaccines, vaccine adjuvants and other products based in Omaha, Nebraska. Phibro previously announced an agreement to purchase the assets of MVP Laboratories, Inc. on January 12, 2016.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and marketer of a broad range of animal health and mineral nutrition products for use in the production of poultry, swine, cattle, dairy and aquaculture. The company reported net sales of $749 million for the fiscal year ended June 30, 2015. For further information, please visit www.pahc.com.

Contact

Phibro Animal Health Corporation

Richard Johnson

Chief Financial Officer

+1-201-329-7300

investor.relations@pahc.com

Forward-Looking Statements

This communication contains forward-looking statements, which reflect Phibro’s current views with respect to business plans or prospects, the transactions described herein, and other future events. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.